ARTICLES OF MERGER
                      BETWEEN INFINITY CAPITAL GROUP, INC.,
                           A MARYLAND CORPORATION AND
                    FAYBER GROUP, INC., A NEVADA CORPORATION


         The Constituent Corporations as set forth herein, hereby enter into these Articles of Merger pursuant to Maryland Code Sec. 3-109 and agree to merge and state as follows:

         1. The Constituent Corporations are Infinity Capital Group, Inc., a Maryland corporation, and Fayber Group, Inc., a Nevada corporation.

         2. The surviving corporation in the merger is Infinity Capital Group, Inc.

         3. Fayber Group, Inc., a Nevada corporation, was incorporated April 17, 2000 under the Nevada Business Corporation Act, the general laws of Nevada.

         4. Infinity Capital Group, Inc., a Maryland Corporation has a principal office at 201 N. Charles Street, Suite 900, Baltimore, Maryland located in Baltimore County.

         5. No real estate in Maryland or elsewhere is being conveyed by either party to the merger.

         6. The terms and conditions of the transaction set forth in the Articles were advised, authorized, and approved by each corporation party to the articles in the manner and by the vote required by its charter and the laws of the state where it is organized, and it was approved in accordance with the provisions of Maryland Code 3-106 because Infinity Capital Group, Inc. owned 100% of the issued and outstanding stock of Fayber Group, Inc. as of the date of the Articles of Merger, and

                  A. The Board of Directors of Infinity Capital Group, Inc. adopted a resolution approving the proposed merger on the terms and conditions set forth in the resolution. The resolution was adopted by a vote of the majority of the entire Board of Directors.

                  B. The transaction was advised, authorized, and approved by Fayber Group, Inc., the wholly owned subsidiary, in the manner and by the vote required by its charter and the laws of the State of Nevada.

         7. No amendments to the charter of Infinity Capital Group, Inc., the survivor, are being effected as part of the merger.

         8. The constituent parties have authority to issue shares of stock of all classes as follows:

                  A.  Infinity Capital Group, Inc.

                           Common shares: 100,000,000 authorized at $.001 par value.

                           Preferred shares: 10,000,000 authorized at $.001 par value

                           Aggregate par value of all shares of all classes.

                  B.  Fayber Group, Inc.

                           Common shares: 75,000,000 authorized at $.0001 par value

                           Preferred shares: 25,000,000 authorized at $.0001 par value.

         9. The manner and basis of converting or exchanging issued stock of the merging corporations is as follows:

         Infinity Capital Group, Inc. owns 100% of the issued and outstanding stock of Fayber Group, Inc., and such Fayber Group, Inc. stock is extinguished as a result of the merger.

         The effective date of the merger shall be the acceptance of the Articles of Merger by the Secretary of State of Maryland.

         The officers of the Constituent corporations hereby affirm that the foregoing statements are true and correct under penalties of perjury as set forth in Maryland Code.

Dated: May 2, 2005

INFINITY CAPITAL GROUP, INC.,
a Maryland corporation


By:/s/Greg Laborde
 ________________________________
Greg Laborde, President

Attest: /s/Jerry Gruenbaum
_________________________________
Jerry Gruenbaum, Secretary


FAYBER GROUP, INC.,
a Nevada corporation


By:/s/Wesley F. Whiting
 ________________________________
Wesley F. Whiting, Secretary